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                                                            EXHIBIT 10.11.3

                                 THIRD AMENDMENT
                                       TO
                  NON-QUALIFIED DEFERRED COMPENSATION AGREEMENT

      This Third Amendment to Non-Qualified Deferred Compensation Agreement (this "Amendment") is made and entered into this ____ day of December, 2005, between SWIFT TRANSPORTATION CO., INC., an Arizona corporation ("Swift"), and WILLIAM F. RILEY, III, a resident of Phoenix, Arizona ("Riley").

                                    RECITALS

      WHEREAS, the parties to this Amendment previously entered into that certain Non-Qualified Deferred Compensation Agreement with an effective date of March 14, 2000 (the "Original Agreement") as amended by the First Amendment to the Original Agreement dated October 19, 2004 (the "First Amendment") and the Second Amendment to the Original Agreement dated May, 2005 (with the Original Agreement and the First and Second Amendments hereinafter sometimes collectively referred to herein as the "Agreement");

      WHEREAS, the parties wish to further amend the Agreement to comply with the provisions of the proposed regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and IRS Notice 2005-1 (the "Notice") issued by the IRS with respect to Code Section 409A.

      NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    Section 1.d. of the Agreement is amended and restated as follows:

                  d. Withdrawal from Account. It is acknowledged and understood that, upon the earlier of the events specified in Section 2.a., b., or c. of this Agreement, Swift shall withdraw funds from the Account equal to the installment amounts determined pursuant to Section 2.d. of this Agreement and shall pay such amounts to Riley or his beneficiary.

      2. Section 2 shall be amended by adding the following language after the heading.

                  Upon the earlier of the events specified in Section 2.a., b., or c. below, Swift shall distribute amounts to Riley or his beneficiary as determined pursuant to Section 2.d. below.

      3. Section 2.a. is amended by deleting the last sentence of Section 2.a. and replacing it with the following sentence:

                  For purposes of this Agreement, the term "permanent
            disability" shall mean that Riley is unable to engage in any substantial gainful activity by reason

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            of any medically determinable physical or mental impairment that can be expected to last for at least 12 months.

      4.    Section 2.f. of the Agreement is amended and restated as follows:

                  f. Section 409A to Govern. Notwithstanding any other provision of this Agreement to the contrary, as it is the parties' intent to comply with
Section 409A of the Code, the Notice, and the Treasury Regulations promulgated under Code Section 409A. To that end, payments of amounts payable under this Agreement shall be paid upon the earlier of the events specified in Section 2.a., b., or c. of this Agreement and neither Swift nor Riley shall have the right to otherwise accelerate or delay the payment of amounts payable under this Agreement.

      5. Except as modified by this Third Amendment, the terms of the Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed on the date first above written.

SWIFT TRANSPORTATION CO., INC.

By: /s/ Robert W. Cunningham
    ------------------------------------------
Robert W. Cunningham, Chief Executive Officer

/s/ William F. Riley III
------------------------
William F. Riley, III


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